EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President - Finance (215)-785-4000

Jones Apparel Group, Inc.
Announces discussions with Polo Ralph Lauren Corporation

New York, New York -- February 4, 2003 -- Jones Apparel Group (NYSE: JNY) announced today that it has been in discussions with Polo Ralph Lauren Corporation (PRLC) regarding a possible agreement to restructure the license for the Ralph Ralph Lauren (Ralph) brand. The Company said that to date the two companies have not agreed on important provisions, including the interpretation of the separate Lauren Ralph Lauren (Lauren) license as it relates to the license agreement for Ralph apparel.

The question of interpretation arose during discussions at the end of 2002 between the companies regarding the extension of the Jones license for Ralph apparel, which is scheduled to end on December 31, 2003. During the course of the discussions concerning the Ralph brand, PRLC asserted that the expiration of the Ralph contract in 2003 will cause the Lauren license to end on December 31, 2003 instead of December 31, 2006. Jones believes that this is an improper interpretation and that the expiration of the Ralph license does not cause the Lauren license to end.

"We disagree strongly with Polo's belief that the two licenses are linked in this way", said Peter Boneparth, Jones' chief executive officer. "While we believe that a new, long-term agreement arrived at by mutual consensus would be to the benefit of both our companies, given how well the Lauren line has performed under our stewardship, we are prepared to take all necessary steps to enforce our rights under the Lauren license".

Net sales of Lauren were $548 million and net sales of Ralph were $37 million for the year ended December 31, 2002. If the Lauren license were to end at the end of 2003, there would be a material adverse impact on Jones' results of operations after 2003. However, it would not materially adversely impact Jones Apparel Group's liquidity, and Jones would continue to have a strong financial position in the event the Lauren license were to end. The expiration of the Ralph license would not be material to Jones Apparel Group in any respect.

The dispute between Jones Apparel Group and PRLC does not relate to the Polo Jeans license and an expiration of the Lauren and the Ralph licenses would not end Jones's longer term Polo Jeans license or otherwise adversely affect the Polo Jeans license in the United States.

The Company will host a brief conference call to discuss the contents of this release at 10:15 a.m. EST today, which is accessible by dialing 212-896-6016 or through a webcast at http://www.jny.com.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include: Jones New York; Lauren by Ralph Lauren, Ralph by Ralph Lauren, and Polo Jeans Company, which are licensed from Polo Ralph Lauren Corporation; Evan-Picone, Rena Rowan, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Currants, Jamie Scott, Todd Oldham, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier and Judith Jack. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. Celebrating more than 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements'' made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2001 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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